                                                                    EXHIBIT 12.2

                            MARK IV INDUSTRIES, INC.

    STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED
                                CHARGES(1)

                       (DOLLARS IN THOUSANDS) (UNAUDITED)

                                                                 YEAR ENDED
                                                              FEBRUARY 29, 1996
                                                                  PRO FORMA
                                                              -----------------
Earnings as adjusted (per Exhibit 12.1)......................     $217,852
                                                                  ========
Fixed charges before Pro Forma Adjustments (per Exhibit
 12.1).......................................................     $ 66,890
Pro Forma Adjustments:
  Interest expense of the 7 3/4% Private Notes (including am-
   ortization of debt expense)...............................       19,965
  Interest expense reduction attributable to the assumed re-
   duction of indebtedness under the Credit Agreement........      (16,404)
                                                                  --------
    Pro Forma Fixed Charges..................................     $ 70,451
                                                                  ========
    Pro Forma Ratio..........................................        3.09x
                                                                  ========

- --------

(1) The pro forma ratio of earnings to fixed charges reflects an increase in fixed charges related to incremental interest expense that would have been incurred on the 7 3/4% Private Notes, the net proceeds of which were used to reduce outstanding indebtedness under the Company's 1994 Credit Agreement. See "Use of Proceeds" and "Pro Forma Financial Information" in the Prospectus.